Exhibit 10.22

[LOGO OF SKULLCANDY]

September 2, 2010

Aaron Behle

1015 Calle De Los Arboles

San Clemente, CA 92673

Dear Aaron:

It is with great anticipation and excitement that Skullcandy presents to you this offer to join our team as the as our first VP of International. Below please find Skullcandy’s formal offer, including a description of this position and an outline of compensation and benefits.

Position

You will report to Jeremy Andrus, President, and initially will be responsible for all sales that occur within the international channel (excluding Canada, which operates under the US sales organization). In this role, you will interact with all functional areas in the company including Supply Chain, Marketing, Creative, Accounting/Finance and Product Development to ensure that the appropriate approach is taken for all international regions. It is anticipated that you will work closely with Jeremy in establishing and managing regional and direct offices, which will have Profit & Loss responsibility as well as with the current network of third party distributors. Reporting directly to you will be International Dealer Services, International Marketing Manager, all distributors and future hires within the international organization.

Compensation

Your compensation will be comprised of a combination of base salary, performance cash bonus, equity (in the form of Company stock options) and a share in the Management Incentive Plan. Specifically:

Base Salary: USD $230,000 annualized

Cash Performance Bonus: A performance bonus potential of 100% of base salary will be paid in the first quarter following the year measured. The first bonus will be paid in Q1 of 2011 based on 2010 performance, and will be pro-rated according to your time with the company. Your bonus will be calculated according to your channel’s share of the company budget, with  1/3 of your bonus earned upon hitting budget and increasing in a linear payout up to 100% of your bonus, consistent with the company plan.

Bonus metrics will adjust annually and will be mutually agreed upon.

Equity:		There are two components of equity compensation:

	-	Stock Options:

•    The Company will grant 6,000 Options to purchase Skullcandy stock at the current strike price on your first day of employment. Options will be granted from the Company’s 2008 Stock Option Plan.

•    The Company will grant an additional 2,500 performance-based Options to purchase Skullcandy stock at the current strike price on your first day of employment. These options will vest when the international channel (excluding Canada) reaches $100 million in annual sales, but no later than December 31, 2013. If the $100 million sales metric has not been reached by the end of 2013, the Options will be forfeited and returned to the company.

-	Management Incentive Plan: The Company will allocate 4% of its Management Incentive Plan based on the structure defined in the Participation Agreement, which will be provided on the first day of employment.

Benefits

401k: Participation in 401k retirement plan, including 4% matching contributions by Company.

Health Insurance: You (and your family) will be invited to participate in the Company health insurance program as offered to all employees.

Paid vacation: 3 weeks plus all Company holidays

Commuting Arrangement

Although based out of the San Clemente office, you will be expected to be in the Park City offices at least once per month - Monday through Thursday each trip (including the Monday when we hold our Sales & Operations Planning and company-wide meeting, generally the first Monday of each month). The Company requests that you book airfare with reasonable advance notice as to keep travel expenses as low as possible.

Reimbursements

The Company will reimburse all approved business expenses in an agreed upon, reasonable manner.

Resignation and Severance

If you voluntarily resign your position with the Company, this Agreement will terminate on the effective date of your resignation. You will be entitled to receive earned wages and any unused accrued vacation through and including the effective date of resignation. You will be eligible to exercise stock options subject to the terms and conditions of Skullcandy’s Stock Incentive Plan, however, you will no longer be eligible to participate in the bonus pool or receive any undistributed funds under the MIP.

In the event of termination of your employment by the Company without cause, Skullcandy will provide you with severance pay in the amount of your salary at the time of termination plus benefits, to be paid in accordance with Skullcandy’s regular payroll practices for a period of 6 months following the date of termination. In the event of termination all stock options and MIP participation will be subject to their respective rules & regulations.

Termination

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (such as confidentiality or non-compete agreements that may be in conflict with your duties at Skullcandy). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by September 3, 2010.

Aaron, we are excited about the opportunity to work with you. I look forward to discussing this opportunity with you shortly.

Sincerely,

Agreed to and accepted:

/s/ Jeremy Andrus	Signature:	/s/ Aaron Behle
Jeremy Andrus	Printed Name:	Aaron Behle
President, Skullcandy, Inc.	Date:	September 3, 2010